EXHIBIT 10.2

AMENDMENT TO SERVICES AGREEMENT

This amendment (this “Amendment”) by and between Harbinger Capital Partners LLC, a Delaware limited liability company (“HCP”), and Harbinger Group Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”, and each a “Party”), is made effective November 25, 2014 (the “Effective Date”).

WHEREAS, the Company and HCP are parties to that certain Services Agreement, dated as of November 14, 2012 (the “Services Agreement”), which sets forth the terms and conditions upon which the Parties have been providing certain ongoing services to each other as set forth therein (capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Services Agreement);

WHEREAS, Section 12 of the Services Agreement provides, among other things, that the Services Agreement may be amended by written instrument executed by the Parties as long as such amendment is approved by a majority of the Independent Directors;

WHEREAS, the Parties desire to amend the Services Agreement pursuant to the terms hereto; and

WHEREAS, a majority of the Independent Directors have previously approved this Amendment in compliance with Section 12 of the Services Agreement.

NOW, THEREFORE, and in consideration of the mutual covenants, rights, and obligations set forth in the Services Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Amendments to the Services Agreement.

(a)           Section 1 of the Services Agreement is hereby amended and restated to read as follows:

 “TERM.  The term of this Agreement shall commence on November 14, 2012 and shall continue in effect until terminated by either Party to this Agreement following ninety (90) days advance written notice to the other Party (the “Term”).”

(b)           A new Section 2(e) shall be added to the Services Agreement to read as follows:

 “Except to the extent that a duly authorized officer of the Company may otherwise agree, HCP covenants that within a reasonable period of time after the termination of this Agreement pursuant to the terms herein not to exceed ten (10) business days, HCP shall return all property of the Company within its possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), cell phones, computers, PDA’s and all other items belonging to the Company or which contain Confidential Information; and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.”

(c)           A new Section 10(e) shall be added to the Services Agreement to read as follows:

“Each of the Parties will make itself reasonably available to assist and cooperate with the other Party in connection with any efforts to transfer the Company Services or HCP Services, as applicable, to a successor provider, including, without limitation, assisting in finding replacement services from such successor providers.”

2.           Miscellaneous.  Except as specified herein, the Services Agreement shall remain unmodified and in full force and effect.  The provisions of Sections 12-14 and 16-20 of the Services Agreement shall apply mutatis mutandis to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Effective Date.

HARBINGER CAPITAL PARTNERS LLC

By:	/s/ Philip A. Falcone
	Name:	Philip A. Falcone
	Title:	Chief Executive Officer

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
	Name:	Ehsan Zargar
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

[Signature Page to Amendment to Services Agreement]